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                                                                    EXHIBIT 23.3


[MCGLADREY & PULLEN, LLP LETTERHEAD]
                                                       [RSM INTERNATIONAL LOGO]




                         INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of Gray Communications Systems, Inc. on Form S-3 of our report on the consolidated financial statements of Stations Holding Company, Inc. and Subsidiaries dated March 15, 2002 except for the subsequent events described in Note Q as to which the date is June 4, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.


/s/ McGladrey & Pullen, LLP

Rockford, Illinois
July 11, 2002


            McGladrey & Pullen, LLP is an independent member firm of
                      RSM International, an affiliation of
                  independent accounting and consulting firms.